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                                                                    EXHIBIT 99.1







                             EMERALD FINANCIAL CORP.

                          1994 LONG-TERM INCENTIVE PLAN




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   SECTION               CONTENTS                             PAGE
   -------               --------                             ----

      1.            Purpose; Definitions                        1

      2.            Administration                              3

      3.            Stock Subject to the Plan                   5

      4.            Eligibility                                 6

      5.            Stock Options                               6

      6.            Restricted Stock                            10

      7.            Long-Term Performance Awards                12

      8.            Change-in-Control Provisions                14

      9.            Amendments and Termination                  16

     10.            Unfunded Status of Plan                     16

     11.            General Provisions                          17

     12.            Indemnification                             18

     13.            Effective Date of Plan                      18

     14.            Term of Plan                                18

     15.            Holding Company                             18

     16.            Initial Grant                               19





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SECTION 1.  PURPOSE; DEFINITIONS.

         The name of this plan is Emerald Financial Corp. 1994 Long-Term Incentive Plan (the "Plan"). The purpose of the Plan is to enable persons who contribute to the success of Emerald Financial Corp. (the "Company") to participate in the Company's future by offering them long-term performance-based incentives. The Plan also provides a means through which the Company can attract and retain key individuals of particular merit.

         For the purposes of the Plan, the following terms shall be defined as set forth below:

a. "AFFILIATE" means any entity that owns, directly or indirectly, more than fifty percent (50%) of the combined voting power of the Company's outstanding shares of stock.

b.       "BOARD" means the Board of Directors of the Company.

c. "CAUSE" means a felony conviction of a Participant or the failure of a Participant to contest prosecution for a felony, or a Participant's willful misconduct or dishonesty, any of which is directly or materially harmful to the business or reputation of the Company, an Affiliate or a Subsidiary.

d. "CODE" means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

e. "COMMITTEE" means the Committee referred to in Section 2 of the Plan. If at any time no Committee shall be in office, then the functions of the Committee specified in the Plan shall be exercised by members of the Board who qualify as Disinterested Persons.

f. "COMPANY" means Emerald Financial Corp., a savings association organized under the laws of the State of Ohio, or any successor organization.

g. "DISABILITY" means a condition which renders an employee unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which can be expected to last for a continuous period of not less than twelve (12) months. The determination of an employee's disability under this Plan shall be determined by a physician chosen by the Committee.




                              Exhibit 99.1 Page 1
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h.      "DISINTERESTED PERSON" means any member of the Board who within the prior year has not been, and is not being, granted any awards related to the Stock under this Plan or any other plan of the Company or any of its Affiliates except for awards which (i) are calculated in accordance with a formula as contemplated in paragraph (c)(ii) of Rule 16b-3 ("Rule 16b-3") under the Securities Exchange Act of 1934; (ii) result from participation in an ongoing securities acquisition plan meeting the conditions of paragraph (d)(2) of Rule 16b-3; or, (iii) arise from an election by a director to receive all or part of his board fees in securities. No recipient of a stock award granted pursuant to
Section 16 hereof shall be deemed not to be a Disinterested Person solely by reason of such grant.

i. "EARLY RETIREMENT" means separation from service with the Company or a Subsidiary, with consent of the Committee at the time of separation, pursuant to the early retirement provisions of the qualified pension plan maintained by the Company or a Subsidiary.

j. "FAIR MARKET VALUE" means, as of any given date (or, if there is no reported sale on such date, on the last proceeding date on which any reported sale occurred), the mean between the closing high bid and low asked quotations with respect to the Stock on such date on the National Association of Securities Dealers, Inc., Automated Quotations System, or any similar system then in use, or, if no such quotations are available, the fair market value on such date of the Stock as the Committee shall determine.

k. "INCENTIVE STOCK OPTION" means any Stock Option intended to be and designated as an "Incentive Stock Option" within the meaning of Section 422 of the Code.

l. "INSIDER PARTICIPANT" shall have the meaning set forth in clause (vii) of Section 2.

m. "LONG-TERM PERFORMANCE AWARD" or "LONG-TERM AWARD" means an award made pursuant to Section 7 below that is payable in cash and/or Stock (including Restricted Stock) in accordance with the terms of the grant, based on Company, business unit and/or individual performance over a period of at least two (2) years.

n. "NON-QUALIFIED STOCK OPTION" means any Stock Option that is not an Incentive Stock Option.






                              Exhibit 99.1 Page 2
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o.      "NORMAL RETIREMENT" means separation from service with the Company and any Subsidiary or Affiliate pursuant to the normal retirement provisions of the pension plan of the Company or a Subsidiary.

p. "PARTICIPANT" means an individual to whom a Stock Option or award is granted pursuant to the Plan.

q. "PLAN" means this 1994 Long-Term Incentive Plan of Emerald Financial Corp., as hereinafter amended from time to time.

r. "RESTRICTED STOCK" means an award of shares of Stock that is subject to restrictions pursuant to Section 6.

s.      "RETIREMENT" means Normal Retirement or Early Retirement.

t.      "STOCK" means the capital stock, without par value, of the Company.

u. "Stock Option" or "Option" means any option to purchase shares of Stock.

v. "SUBSIDIARY" means any corporation, other than the employer corporation, in an unbroken chain of corporations beginning with the employer corporation if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one or more of the other corporations in such chain.

         In addition, the terms "CHANGE IN CONTROL", "POTENTIAL CHANGE IN CONTROL" and "CHANGE-IN-CONTROL PRICE" shall have meanings set forth, respectively, in Sections 8(b), (c) and (d) below.

SECTION 2.  ADMINISTRATION

         The Plan shall be administered by a Committee of not less than three persons, who shall be appointed by the Board of Directors of the Company and who shall serve at the pleasure of the Board. To the extent necessary to ensure that the Plan complies with Rule 16b-3 or any successor rule of the Securities and Exchange Commission (the "SEC") insofar as Insider Participants (as hereinafter defined) are concerned, the members of the Committee shall be Disinterested Persons. To the extent the Board performs the duties of the Committee, only the directors who are Disinterested Persons shall perform such duties.





                              Exhibit 99.1 Page 3
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         The Committee shall have plenary authority to grant to eligible employees, pursuant to the terms of the Plan: (i) Stock Options, (ii) Restricted Stock, and/or (iii) Long-Term Performance Awards.

         In particular, the Committee shall have the authority:

         (i) to select the officers and other key employees of the Company or any Subsidiary to whom Stock Options, Restricted Stock, and Long-Term Performance Awards may from time to time be granted hereunder;

         (ii) to determine whether and to what extent Incentive Stock Options, Non-Qualified Stock Options, Restricted Stock, and Long-Term Performance Awards, or any combination thereof, are to be granted hereunder;

         (iii) to determine the number of shares to be covered by each such award granted hereunder;

         (iv) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder, including, but not limited to, the share price and any restriction or limitation, or any vesting acceleration or forfeiture waiver regarding any Stock Option or other award and/or the shares of Stock relating thereto, based on such factors as the Committee shall determine in its sole discretion;

         (v) to determine whether and under what circumstances a Stock Option may be settled in cash or stock, including Restricted Stock under Section 5(k);

         (vi) to determine whether, to what extent and under what circumstances Stock and other amounts payable with respect to an award under this Plan shall be deferred either automatically or at the election of the Participant; and

         (vii) to establish in respect of Participants who are or become subject to the provisions of the Exchange Act, as defined in Section 8(b)(i) hereof, by reason of being directors, executive officers or owners of more than ten percent (10%) of any class of equity security of the Company ("Insider Participants") such additional or different terms and conditions than those applicable to Participants generally, or to make changes thereto or amendments thereof that apply only to such Participants, as the Committee may determine are necessary to ensure that the Plan and grants or awards made or to be made hereunder satisfy the provisions of Rule 16b-3 under the Exchange Act in respect of Insider Participants. Likewise, the Committee shall have authority to make changes or amendments to the Plan and grants and awards made or to be made hereunder, with or without shareholder approval, that are limited to Participants other than Insider Participants if such changes or amendments would adversely affect the qualification of the Plan or such grants and awards under Rule 16b-3 in respect of Insider Participants or require shareholder approval in order to maintain


                              Exhibit 99.1 Page 4
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such qualification. The Committee may provide that terms and conditions made applicable only to Insider Participants expire automatically as to any Insider Participant who ceases, by reason of retirement or otherwise, to be an Insider Participant.

         The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable; to interpret the terms and provisions of the Plan and any Stock Option or award issued under the Plan (and any agreements relating thereto); except insofar as Insider Participants are concerned, to delegate its authority under this Plan to one or more individuals; and otherwise to supervise the administration of the Plan.

         Decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company, any Subsidiary and Participants.

         With respect to Insider Participants, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successor(s) under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails, in respect of such Participants, to so comply, it shall be deemed null and void to that extent, as permitted by law and as deemed advisable by the Committee.

SECTION 3.  STOCK SUBJECT TO THE PLAN

         The total number of shares of Stock reserved and available for distribution under the Plan shall be One Hundred Twenty-Five Thousand (125,000) shares, subject to any adjustment as set forth in the last paragraph of this
Section 3. Such shares may consist, in whole or in part, of authorized but unissued shares or treasury shares.

         Subject to Section 5(d) below, when payment for shares of Stock purchased pursuant to the exercise of a Non-Qualified Stock Option is made in full or in part by means of a Stock-for-Stock swap, then a number of shares of Stock equal to the difference between the number of shares obtained upon such exercise and the number of shares representing the optionee's gain as a result of such exercise shall remain available for distribution in connection with future awards under the Plan.

         Subject to Section 6(b)(iv) below, if any shares of Stock cease to be subject to a Stock Option, or if any such shares of Stock that are subject to any Restricted Stock award or Long-Term Performance Award granted hereunder are forfeited or any such award otherwise terminates without a payment being made to the Participant in the form of Stock, such shares shall again be available for distribution in connection with future awards under the Plan.

         In the event of any merger, reorganization, consolidation, recapitalization, Stock dividend or split, distribution of assets to shareholders or other change in corporate structure affecting the





                              Exhibit 99.1 Page 5

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Stock, a substitution or adjustment shall be made in the aggregate number of shares reserved for issuance under the Plan, the number and option price of shares subject to outstanding Options granted under the Plan or both, as may be determined to be appropriate by the Committee in its sole discretion; PROVIDED, HOWEVER, that the number of shares subject to any award shall always be a whole number.

SECTION 4.  ELIGIBILITY

         Directors, officers and employees of the Company or a Subsidiary (but excluding any member of the Committee to the extent necessary to maintain the Committee member's status as a Disinterested Person) who, in the Committee's judgment, are responsible for or contribute to the management, growth and/or profitability of the business of the Company and/or its Subsidiaries and Affiliates are eligible to be granted awards under the Plan. The maximum number of shares of Stock with respect to which a Stock Option or Stock Options may be granted to any employee in any one taxable year of the Company shall not exceed 100,000 shares.

SECTION 5.  STOCK OPTIONS

         Stock Options may be granted alone, in addition to or in tandem with other awards granted under the Plan. Any Stock Option granted under the Plan shall be in such form as the Committee may from time to time approve.

         Stock Options granted under the Plan may be of two types: (i) Incentive Stock Options and (ii) Non-Qualified Stock Options.

         The Committee shall have the authority to grant any optionee Incentive Stock Options, Non-Qualified Stock Options, or both types of Stock Options. To the extent that any Stock Option does not qualify as an Incentive Stock Option, it shall constitute a separate Non-Qualified Stock Option. The Committee may provide that Incentive Stock Options may be converted to Non-Qualified Stock Options following grant.

         Anything in the Plan to the contrary notwithstanding, no term of this Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Section 422 of the Code or, without the consent of the optionee(s) affected, to disqualify any Incentive Stock Option under such Section 422.

         Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem appropriate:

         (a) OPTION PRICE. The option price per share of Stock purchasable under a Stock Option shall be determined by the Committee at the time of grant but shall be not less than 100% of the




                              Exhibit 99.1 Page 6

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Fair Market Value of the Stock at the time of grant; PROVIDED, HOWEVER, that any Incentive Stock Option granted to any optionee who, at the time the option is granted, owns more than 10% of the voting power of all classes of stock of the Company or of a parent corporation or subsidiary corporation (as determined under Code Sections 422 and 424 and the regulations thereunder), shall have an exercise price no less than 110% of Fair Market Value per share on date of the grant.

         (b) OPTION TERM. The term of each Stock Option shall be fixed by the Committee, but no Incentive Stock Option shall be exercisable more than ten
(10) years after the date the Option is granted and no Non-Qualified Stock Option shall be exercisable more than ten (10) years and one day after the date the Option is granted; PROVIDED, HOWEVER, that any Option granted to any optionee who, at the time the Option is granted, owns more than 10% of the voting power of all classes of Stock of the Company or of a parent corporation or subsidiary corporation (as determined under Code Sections 422 and 424 and the regulations thereunder), may not have a term of more than five (5) years. No Option may be exercised by any person after expiration of the term of the option.

         (c) EXERCISABILITY. Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at or after grant; PROVIDED, HOWEVER, that, except as set forth in
Section 5(g) and Section 8, unless otherwise determined by the Committee at or after grant, no Stock Option shall be exercisable prior to the first anniversary date of the granting of the Option. If the Committee in its discretion provides that any Stock Option is exercisable only in installments, the Committee may waive such installment exercise provisions at any time at or after grant in whole or in part, based on such factors as the Committee shall determine in its sole discretion.

         (d) METHOD OF EXERCISE. Subject to whatever installment exercise provisions apply under Section 5(c), Stock Options may be exercised in whole or in part at any time and from time to time during the option term, by giving written notice of exercise to the Company specifying the number of shares to be purchased.

              Such notice shall be accompanied by payment in full of the purchase price, either by certified or bank check, or such other instrument as the Committee may accept. As determined by the Committee in its sole discretion at or after grant, payment in full or in part may also be made in the form of unrestricted Stock already owned by the optionee or, in the case of the exercise of a Non-Qualified Stock Option, Restricted Stock subject to an award hereunder (based, in each case, on the Fair Market Value of the Stock on the date the option is exercised, as determined by the Committee); PROVIDED, HOWEVER, that in the case of an Incentive Stock Option, the right to make a payment in the form of already owned shares may be authorized only at the time the option is granted.

              If payment of the option exercise price of a Non-Qualified Stock Option is made in whole or in part in the form of Restricted Stock, such Restricted Stock (or any replacement shares relating thereto) shall remain (or be) restricted, as the case may be, in accordance with the original terms of the Restricted Stock award in question, and any additional Stock received upon the



                              Exhibit 99.1 Page 7
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exercise shall be subject to the same forfeiture restrictions, unless otherwise determined by the Committee in its sole discretion at or after grant.

              If payment of the Option exercise price of an Option is made in whole or in part in the form of unrestricted Stock already owned by the Participant, the Company may require that the Stock shall have been owned by the Participant for a period of time that would not result in a charge to the Company's earnings as a result of the exercise; PROVIDED, HOWEVER, that in no event may the Stock tendered be held for less than six(6) months by the Participant. Such provision may be used by the Company to prevent a pyramid exercise.

              No shares of Stock shall be issued until full payment therefor has been made. An optionee shall generally have the rights to dividends or other rights of a shareholder with respect to shares subject to the Option when the optionee has given written notice of exercise,has paid in full for such shares, and, if requested, has given the representation described in Section 11(a).

         (e) REPLACEMENT OPTIONS. If an Option granted pursuant to the Plan is exercised by an optionee, then at the discretion of the Committee, the Participant may receive a replacement Option pursuant to this part of the Plan to purchase a number of shares determined by the Committee, with an exercise price equal to the then current Fair Market Value, and with a term extending to the expiration date of the original Option.

         (f) NON-TRANSFERABILITY OF OPTIONS. No Stock Option shall be transferable by the optionee other than by will or the laws of descent and distribution, and all Stock Options shall be exercisable, during the optionee's lifetime, only by the optionee; PROVIDED, HOWEVER, that Non-Qualified Stock Options may be transferred by Participants other than Insider Participants to family members, and thereafter exercised by them, without regard to this
Section 5(f).

         (g) TERMINATION BY REASON OF DEATH. Subject to Section 5(k), if an optionee's service with the Company and any Subsidiary or Affiliate terminates by reason of death, any Incentive Stock Option held by such optionee may thereafter be exercised, to the extent then exercisable or on such accelerated basis as the Committee may determine at or after grant, by the legal representative of the estate or by the legatee of the optionee under the will of the optionee, for a period of one (1) year (or such shorter period as the Committee may specify at grant) from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter. Non-Qualified Stock Options held by such optionee may be exercised following the optionee's death, to the extent then exercisable or on such accelerated basis as the Committee may determine at or after grant, by the legal representative of the estate, legatee of the optionee under the will of the optionee or by a family member transferee of the optionee for a period of one (1) year (or such shorter period as the Committee may specify at grant) from the date of such death.

         (h) TERMINATION BY REASON OF DISABILITY. Subject to Section 5(k), if an optionee's service with the Company and any Subsidiary or Affiliate terminates by reason of Disability, any Stock Option held by such optionee may thereafter be exercised by the optionee, to the extent it was






                              Exhibit 99.1 Page 8
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exercisable at the time of termination, or on such accelerated basis as the
Committee may determine at or after grant, for a period of three (3) years (or such shorter period as the Committee may specify at grant) from the date of such termination of employment or until the expiration of the stated term of such Stock Option, whichever period is the shorter; PROVIDED, HOWEVER, that, if the optionee dies within such three-year period (or such shorter period as the Committee shall specify at grant) any unexercised Stock Option granted to such optionee shall thereafter be exercisable as provided in Section 5(g) above. In the event of termination of service by reason of Disability, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Non-Qualified Stock Option.

         (i) TERMINATION BY REASON OF RETIREMENT. Subject to Section 5(k), if an optionee's service with the Company or a Subsidiary terminates by reason of Retirement, any Stock Option granted to such optionee may thereafter be exercised to the extent it was exercisable at the time of such Retirement or on such accelerated basis as the Committee may determine at or after grant, for a period of three (3) years (or such shorter period as the Committee may specify at grant) from the date of such termination of service or the expiration of the stated term of such Stock Option, whichever period is the shorter; PROVIDED, HOWEVER, that, if the optionee dies within such three-year period, any unexercised Stock Option granted to such optionee shall thereafter be exercisable as provided in Section 5(g) above. In the event of termination of service by reason of Retirement, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option thereafter will be treated as a Non-Qualified Stock Option.

         (j) OTHER TERMINATION. A Stock Option shall terminate upon an optionee's separation from service with the Company or a Subsidiary for any reason other than death, Disability or Retirement, unless otherwise determined by the Committee at or after grant of such Stock Option. Notwithstanding the preceding sentence, an optionee who is involuntarily separated from service with the Company or a Subsidiary without Cause may exercise any Stock Option in effect at the time of such separation during the period which ends on the earlier of the date which is three (3) months after the date of such termination or the date on which the option term of such Stock Option ends.

         (k) INCENTIVE STOCK OPTION LIMITATION. To the extent required for "incentive stock option" status under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the Stock with respect to which Incentive Stock Options are exercisable for the first time by an optionee during any calendar year under the Plan and all other plans of the optionee's employer corporation and its parent corporation and subsidiary corporations (as determined under Code Sections 422 and 424 and the regulations thereunder) shall not exceed One Hundred Thousand Dollars ($100,000).

                  To the extent (if any) permitted under Section 422 of the Code, if (i) a participant's service with the Company or a Subsidiary is terminated by reason of death, Disability or






                              Exhibit 99.1 Page 9
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Retirement and (ii) the portion of any Incentive Stock Option that is otherwise exercisable during the post-termination period specified under Section 5(g),
(h) or (i) (applied without regard to this Section 5(k)), is greater than the portion of such Incentive Stock Option that is exercisable as an "incentive stock option" during such post-termination period under Code Section 422, such post-termination period shall automatically be extended (but not beyond the original option term) to the extent necessary to permit the optionee to exercise such Incentive Stock Option. The Committee may provide at grant for a similar extension of the post-termination exercise period in the event of a Change in Control.

         (l) CASH-OUT OF OPTION/DEFERRAL OF PAYMENTS: SETTLEMENT OF SPREAD VALUE IN RESTRICTED STOCK. On receipt of written notice to exercise, the Committee in its sole discretion may elect to cash out all or part of the portion of the Option or Options to be exercised by paying the optionee an amount, in cash or shares of Stock, equal to the excess of the Fair Market Value of the Stock over the option price (the "Spread Value") on the effective date of such cash-out.

              The Committee may permit a Participant to elect deferral of any payment to which he is entitled under the Plan under such rules and regulations as the Committee may establish, including rules and regulations relative to crediting of interest on deferred amounts denominated in cash and dividend equivalents on deferred amounts denominated in Stock.

              In addition, if the option agreement so provides at grant or is amended after grant and prior to exercise to so provide (with the optionee's consent), the Committee may require that all or part of the shares of Stock to be issued with respect to the Spread Value of an exercised Option take the form of Restricted Stock, which shall be valued on the date of exercise on the basis of the Fair Market Value of such Restricted Stock determined without regard to the forfeiture restrictions involved.

SECTION 6.  RESTRICTED STOCK

         (a) ADMINISTRATION. Shares of Restricted Stock may be issued either alone or in addition to other awards granted under the Plan. The Committee shall determine the persons to whom, and the time or times at which, grants of Restricted Stock will be made, the number of shares to be awarded, the price (if any) to be paid by the recipient of Restricted Stock (subject to Section 6(b)), the time or times within which such awards may be subject to forfeiture, and all other conditions of the awards.

              The Committee may condition the grant of Restricted Stock upon the attainment of specified performance goals or such other factors as the Committee in its sole discretion may determine.

              The provisions of Restricted Stock awards need not be the same with respect to each recipient.





                             Exhibit 99.1 Page 10
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         (b)  AWARDS AND CERTIFICATES. The prospective recipient of a Restricted
Stock award shall not have any rights with respect to such award, unless and until such recipient has executed an agreement evidencing the award and has delivered a fully executed copy thereof to the Company, and has otherwise complied with the applicable terms and conditions of such award.

              (i) The purchase price for shares of Restricted Stock shall be equal to or less than their par value and may be zero (0).

              (ii) Awards of Restricted Stock must be accepted within a period of sixty (60) days (or such shorter period as the Committee may specify at grant) after the award date, by executing a Restricted Stock Award Agreement and paying the specified price (if any) for such Restricted Stock.

              (iii) Each Participant receiving a Restricted Stock award shall be issued a stock certificate in respect of such shares of Restricted Stock. Such certificate shall be registered in the name of such Participant, and shall bear an appropriate legend referring to the terms,conditions, and restrictions applicable to such award, substantially in the following form:

              "The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of Emerald Financial Corp. 1994 Long-Term Incentive Plan and an Agreement entered into between the registered owner and Emerald Financial Corp.. Copies of such Plan and Agreement are on file in the offices of Emerald Financial Corp., 14092 Pearl Road, Strongsville, Ohio 44136."

              (iv) The Committee shall require that the stock certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any Restricted Stock award, the Participant shall have delivered a stock power, endorsed in blank, relating to the Stock covered by such award.

         (c) RESTRICTIONS AND CONDITIONS. The shares of Restricted Stock awarded pursuant to this Section 6 shall be subject to the following restrictions and conditions:

              (i) Subject to the provisions of this Plan and the award agreement, during a period set by the Committee commencing with the date of such award (the "Restriction Period"), the Participant shall not be permitted to sell, transfer, pledge, assign or otherwise encumber shares of Restricted Stock awarded under the Plan. Within these limits, the Committee in its sole discretion may provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions in whole or in part, based on service, performance and/or such other factors or criteria as the Committee in its sole discretion may determine.

              (ii) Except as provided in this paragraph (ii) and Section 6(c)(i), the Participant shall have, with respect to the shares of Restricted Stock, all of the rights of a shareholder of the Company, including the right to vote the shares and the right to receive any dividends. The





                             Exhibit 99.1 Page 11
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Committee in its sole discretion as determined at the time of award, may permit or require the payment of cash dividends to be deferred, reinvested in additional Restricted Stock (subject to the restrictions in Section 11(f)) or otherwise reinvested.

              (iii) Subject to the applicable provisions of the award agreement and this Section 6, upon termination of a Participant's service with the Company or a Subsidiary for any reason during the Restriction Period, all shares still subject to restriction shall be forfeited by the Participant.

              (iv) In the event of hardship or other special circumstances of a Participant whose service with the Company or a Subsidiary is involuntarily terminated (other than for Cause), the Committee in its sole discretion may waive in whole or in part any or all remaining restrictions with respect to such Participant's shares of Restricted Stock, based on such factors as the Committee may deem appropriate.

              (v) If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock subject to such Restriction Period, the certificates for such shares shall be delivered to the Participant within a reasonable period of time after the expiration of such Restriction Period.

SECTION 7.  LONG-TERM PERFORMANCE AWARDS

         (a) AWARDS AND ADMINISTRATION. Long-Term Performance Awards may be awarded either alone or in addition to other awards granted under the Plan. The Committee shall determine: (i) the nature, length and starting date of the performance period (the "Performance Period") for each Long-Term Performance Award (which shall be at least two (2) years (subject to Section 8)); (ii) the performance objectives to be used in valuing Long-Term Performance Awards; and
(iii) the extent to which such Long-Term Performance Awards have been earned. Performance objectives may vary from Participant to Participant and between groups of Participants and shall be based upon such Company, business unit and/or individual performance factors and criteria as the Committee may deem appropriate. Performance Periods may overlap and Participants may participate simultaneously with respect to Long-Term Performance Awards that are subject to different Performance Periods and/or different performance factors and criteria.

                  At the beginning of each Performance Period,the Committee shall determine for each Long-Term Performance Award subject to such Performance Period the range of dollar values or number of shares of Stock to be awarded to the Participant at the end of the Performance Period if and to the extent that the relevant measure(s) of performance for such Long-Term Performance Award is
(are) met. Such dollar values or number of shares of Stock may be fixed or may vary in accordance with such performance and/or other criteria as may be specified by the Committee in its sole discretion.




                             Exhibit 99.1 Page 12

         (b) ADJUSTMENT OF AWARDS. In the event of special or unusual events or circumstances affecting the application of one or more performance objectives to a Long-Term Performance Award, the Committee may revise the performance objectives and/or underlying factors and criteria applicable to the Long-Term Performance Awards affected, to the extent deemed appropriate by the Committee in its sole discretion to avoid unintended windfalls or hardship.

         (c) TERMINATION OF EMPLOYMENT. Subject to Section 8 and unless otherwise provided in the applicable award agreement(s), if a Participant terminates service with the Company or a Subsidiary during a Performance Period because of death, Disability or Retirement, such Participant shall be entitled to a payment with respect to each outstanding Long-Term Performance Award at the end of the applicable Performance Period:

              (i) based, to the extent relevant under the terms of the award, upon the Participant's performance for the portion of such Performance Period ending on the date of termination and the performance of the applicable business unit(s) for the entire Performance Period, and

              (ii) prorated, where deemed appropriate by the Committee, for the portion of the Performance Period during which the Participant rendered service to the Company or a Subsidiary,

              all as determined by the Committee in its sole discretion; PROVIDED, HOWEVER, that the Committee may provide for an earlier payment in settlement of such award in such amount and under such terms and conditions as the Committee deems appropriate.

              Subject to Section 8, if a Participant terminates service with the Company during a Performance Period for any reason other than death, Disability or Retirement, then such Participant shall not be entitled to any payment with respect to the Long-Term Performance Awards subject to such Performance Period, unless the Committee shall otherwise determine in its sole discretion.

              Payment shall be made in the form of cash or whole shares of Stock, including Restricted Stock, either in a lump sum payment or in annual installments commencing as soon as practicable after the end of the relevant Performance Period, all as the Committee shall determine at or after grant. If and to the extent a Long-Term Performance Award is payable in Stock and the full amount of such value is not paid in Stock, then the shares of Stock representing the portion of the value of the Long-Term Performance Award not paid in Stock shall again become available for award under the Plan.




                             Exhibit 99.1 Page 13

SECTION 8.  CHANGE-IN-CONTROL PROVISIONS

         (a)      IMPACT OF EVENT.  In the event of:

                  (1) a "Change in Control" as defined in Section 8(b), unless otherwise determined by the Committee or the Board at or after grant, but prior to the occurrence of such Change in Control, or

                  (2) a "Potential Change in Control" as defined in Section 8(c), but only if and to the extent so determined by the Committee or the Board at or after grant (subject to any right of approval expressly reserved by the Committee or the Board at the time of such determination), the following acceleration and valuation provisions shall apply:

                  (i) The restrictions and deferral limitations applicable to any Restricted Stock awards under the Plan shall lapse and such awards shall be deemed fully vested.

                  (ii) The value of all outstanding Stock Options and Restricted Stock awards, unless otherwise determined by the Committee at or after grant, shall be cashed out on the basis of the "Change-in-Control Price" as defined in Section 8(d) as of the date such Change in Control or such Potential Change in Control is determined to have occurred, or such other date as the Committee may determine prior to the Change in Control.

                  (iii) Any outstanding Long-Term Performance Awards shall be vested and paid out based on the prorated target results for the Performance Periods in question, unless the Committee provides otherwise at or after grant and prior to the Change in Control event.

            (b)   DEFINITION OF "CHANGE IN CONTROL". For purposes of
Section 8(a), a "Change in Control" means the happening of any of the following:

                 (i) When any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), other than the Company or an Affiliate or any Company employee benefit plan
(including any trustee of such plan acting as trustee) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company's then outstanding securities (other than a person who holds twenty percent (20%) or more of the combined voting power of the Company's outstanding securities at the time this Plan is first approved by shareholders at the Company's 1994 Annual Meeting of Shareholders);

                 (ii) The occurrence of any transactions or event relating to the Company required to be described pursuant to the requirements of Item 6(e) of Schedule 14A of the SEC



                             Exhibit 99.1 Page 14
under the Exchange Act (as in effect on the effective date of this Plan), whether or not the Company is then subject to such reporting requirement;

                 (iii) When, during any period of two (2) consecutive years during the existence of the Plan, the individuals who, at the beginning of such period, constitute the Board, cease for any reason other than death to constitute at least a two-thirds (2/3) majority thereof; provided, however, that a director who was not a director at the beginning of such period shall be deemed to have satisfied the two-year requirement if such director was elected by, or on the recommendation of, at least two-thirds (2/3) of the directors who were directors at the beginning of such period (either actually or by prior operation of this Section 8(b)(iii);

                 (iv) The occurrence of a transaction requiring shareholder approval for the acquisition of the Company by an entity other than the Company through purchase of assets, by merger, or otherwise; or

                 (v) The occurrence of any transaction or event that results in a change of control of the Company or a Subsidiary within the meaning of 12 U.S.C. Section 1817, Change in Bank Control Act, or 12 C.F.R. Part 574 of the Rules and Regulations of the Office of Thrift Supervision promulgated thereunder, as in effect on the effective date of this Plan.

            (c)  DEFINITION  OF POTENTIAL  CHANGE IN CONTROL.  For purposes of
Section 8(a), a "Potential Change in Control" means the occurrence of any one of the following:

                 (i) The entering into an agreement by the Company, the consummation of which would result in a Change in Control of the Company as defined in Section 8(b); or

                 (ii) The acquisition of beneficial ownership, directly or indirectly, by any entity, person or group other than the Company, an Affiliate or any Company employee benefit plan (including any trustee of such plan acting as such trustee) of securities of the Company representing five percent (5%) or more of the combined voting power of the Company's outstanding securities, and the adoption of a resolution by the Board to the effect that a Potential Change in Control of the Company has occurred for the purposes of this Plan.

            (d) CHANGE-IN-CONTROL PRICE. For purposes of this Section 8, "Change-in-Control Price" means the average of the high and low quoted sales price per share paid in any transaction reported on a stock exchange or if the shares are not listed or admitted to trading on any such exchange, the mean between the closing high bid and low asked quotations with respect to a share of Stock on such date on the National Association of Securities Dealers, Inc. Automated Quotations System, or if no such quotations are available, the fair market value on such date as the Committee shall determine; provided, however, that, in the case of Incentive Stock Options, such price shall be based only on transactions reported for the date on which the Committee decides to cash out such options.



                             Exhibit 99.1 Page 15

SECTION 9.  AMENDMENTS AND TERMINATION

         The Board may amend, alter, or discontinue the Plan at any time and from time to time, but no amendment, alteration, or discontinuation shall be made which would impair the rights of an optionee or Participant under a Stock Option, Restricted Stock, or Long-Term Performance Award theretofore granted, without the optionee's or Participant's consent, except as expressly allowed pursuant to the terms of this Plan. Except to the extent allowed under clause
(vii) of Section 2, no amendment, alteration or discontinuation shall be made which, without the approval of the Company's shareholders, would:

         (a) except as expressly provided in this Plan, increase the total number of shares reserved for the purpose of this Plan;

         (b) decrease the option price of any Stock Option to less than one hundred percent (100%) of the Fair Market Value on the date of grant;

         (c) change the employees or class of employees eligible to participate in the Plan; or

         (d) extend the maximum option period under Section 5(b) of the Plan.

         The Committee may amend the terms of any Stock Option or other award theretofore granted, prospectively or retroactively, but, subject to Section 3 above, no such amendment shall impair the rights of any holder without the holder's consent, except as expressly allowed pursuant to the terms of this Plan. The Committee may substitute new Stock Options for previously granted Stock Options, including previously granted Stock Options having higher option prices.

         Subject to the above provisions, the Board may amend the Plan to take into account changes in applicable tax laws and accounting rules, as well as other developments; PROVIDED, HOWEVER, that shareholder approval of any amendment shall be obtained (and such amendment shall be conditioned on such approval) to the extent necessary to maintain the status of the Plan as a plan satisfying the requirements of SEC Rule 16b-3.

SECTION 10.  UNFUNDED STATUS OF PLAN

         The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or optionee by the Company, nothing contained herein shall give any such Participant or optionee any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Stock or payments in lieu of or with respect to awards hereunder; PROVIDED, HOWEVER, that, unless the Committee otherwise determines with the consent of the affected individual, the existence of such trusts or other arrangements is consistent with the "unfunded" status of the Plan.




                             Exhibit 99.1 Page 16

SECTION 11.  GENERAL PROVISIONS

         (a) The Committee may require each individual purchasing shares pursuant to a Stock Option under the Plan to represent to and agree with the Company in writing that the person is acquiring the shares without a view to distribution thereof. The certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

                  All certificates for shares of Stock or other securities delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the SEC, any national securities association or any stock exchange upon which the Stock is then listed or authorized for quotation, and any applicable Federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

         (b) Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

         (c) The adoption of the Plan shall not confer upon any employee of the Company any right to continued employment with the Company or a Subsidiary, nor shall it interfere in any way with the right of the Company or a Subsidiary to terminate the employment or change the compensation of any of its employees at any time.

         (d) No later than the date as of which an amount received pursuant to this Plan first becomes includible in the gross income of an individual for Federal income tax purposes with respect to any award under the Plan, the individual shall pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Committee, withholding obligations may be settled with Stock, including Stock that is part of the award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional on such payment or arrangements and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the individual.

         (e) At the time of grant, the Committee may provide in connection with any grant made under this Plan that the shares of Stock received as a result of such grant shall be subject to a right of first refusal, pursuant to which the individual shall be required to offer to the Company any shares that the individual wishes to sell, at the then Fair Market Value of the Stock, subject to such other terms and conditions as the Committee specify at the time of grant.

         (f) The reinvestment of dividends in additional Restricted Stock at the time of any dividend payment shall only be permissible if sufficient shares of Stock are available under Section 3 for such reinvestment (taking into account then outstanding Stock Options).



                             Exhibit 99.1 Page 17

         (g) The Committee shall establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of the Participant's death are to be paid.

         (h) The Plan and all awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Ohio.

         (i) The Committee may allow dividend equivalent payments or credit rights with respect to any award or grant under this Plan denominated in Stock or Stock equivalents.

SECTION 12.  INDEMNIFICATION

         The Company shall indemnify and hold harmless the members of the Board and the members of the Committee duly appointed in accordance with Section 2, above, from and against any and all liabilities, costs, and expenses incurred by such persons as a result of any act, or omission to act, in connection with the performance of such persons' duties, responsibilities and obligations under this Plan, other than such liabilities, costs and expenses as may result from the negligence, gross negligence, bad faith, willful conduct or criminal acts of such persons.

SECTION 13.  EFFECTIVE DATE OF PLAN

         The Plan shall be effective on the date this Plan is adopted by the Board at a meeting duly held in accordance with Ohio law, or by unanimous written consent as provided under such law; PROVIDED, HOWEVER, that notwithstanding any provision of the Plan to the contrary, the grant (and exercise) of an Option or award pursuant to the Plan shall be contingent upon the approval of the Plan by an affirmative vote of the holders of Stock having a majority of the voting power of all Stock represented and entitled to vote at a meeting duly held in accordance with Ohio law within twelve (12) months after the Plan is adopted by the Board.

SECTION 14.  TERM OF PLAN

         No Stock Option, Restricted Stock, or Long-Term Performance Award shall be granted pursuant to the Plan on or after the tenth (10th) anniversary of the earlier of the date this Plan is adopted by the Board or the date this Plan is approved by shareholders, but awards or options granted prior to such tenth
(10th) anniversary may extend beyond that date.

SECTION 15.  HOLDING COMPANY

         Anything in this Plan to the contrary notwithstanding, in the event that the Company enters into a transaction whereby it becomes the wholly owned subsidiary of another corporation (the



                             Exhibit 99.1 Page 18

"Holding Company"), all of whose shares are owned by persons who were the owners (of record or beneficially) of the shares of the Company's Stock immediately prior to such transaction (apart from shareholders of the Company who exercise any right of dissent in respect of such transaction) (a "Holding Company Transaction"), the terms of this Plan and any outstanding grants or awards shall not be affected by such Holding Company Transaction; PROVIDED, HOWEVER, that the term "Stock" as used herein shall, from and after the date of such Holding Company Transaction, be deemed to refer to the common stock of the Holding Company, the term "Company" shall be deemed to refer to the Holding Company and the Holding Company's common stock shall be substituted for Company Stock for all purposes under this Plan.

SECTION 16.  INITIAL GRANT

         By, and simultaneously with, the adoption of this Plan, Directors Elton
L. Bedford, George P. Bohnert, Jr., William A. Fraunfelder, Jr., Glenn W. Goist, Mike Kalinich and John J. Plucinsky are each hereby granted a ten(10) year, Non-Qualified Stock Option and Director Joan M. Dzurilla is hereby granted a five(5) year, Non-Qualified Stock Option to purchase 2,000 shares of Stock, all at an exercise price per share equal to the Fair Market Value of the Stock at the date this Plan is approved by the Board. Each such Option shall be evidenced by a Non-Qualified Stock Option Agreement in a form approved by the Board of Directors and shall be subject in all respects to the terms and conditions of this Plan, which are controlling. Notwithstanding anything else in this Plan to the contrary, to the extent that the Plan provides for formula awards, as defined in Rule 16b-3(c)(2)(ii) under the Exchange Act, such provisions may not be amended more than once every six(6) months, other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974 or the rules thereunder.




                             Exhibit 99.1 Page 19